Exhibit 99.1
CANYON RESOURCES ANNOUNCES URANIUM JOINT VENTURE
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announces the formation of a joint venture with New Horizon Uranium Corporation of Golden, Colorado, relating to an area of known uranium occurrences in southeastern Wyoming. An exploration, development and operating agreement has been signed with New Horizon to form the Converse Joint Venture which covers portions of Converse and Niobrara counties, Wyoming. Included in the Joint Venture area are approximately 3,000 acres of mining claims and surface/mineral leases contributed by Canyon Resources. Several known occurrences of uranium have been identified within the area subject to the Joint Venture.
Under terms of the Joint Venture, New Horizon may earn up to 70 percent interest in the Joint Venture by spending at least $2 million over a five year period. An additional five percent interest may be earned by New Horizon by funding the completion of a feasibility study for a uranium deposit on the lands under investigation. Numerous occurrences of uranium have been observed in drill holes and water wells within the area under evaluation. The location of the Joint Venture area contains geologic formations that are believed to be similar to that of the Crow Butte Uranium Deposit and favorable for hosting roll front uranium deposits.
New Horizon is a private company, established in October 2005, to acquire, explore, develop and operate, where appropriate, uranium properties on a worldwide basis. The company has developed a team of experienced uranium and mining specialists and is currently acquiring, exploring and advancing uranium properties utilizing modern exploration and mining technologies. William R. Wilson is President and Chief Executive Officer of New Horizon. Mr. Wilson has 40 years of mineral industry experience and has been a senior officer and/or director of several mineral companies in the United States, Canada and Africa. Paul C. Jones is Executive Vice President and Chief Operating Officer of the Company. Mr. Jones, with over 45 years experience in the mineral industry, has been an officer and director of several mineral companies and was president of Wyoming Fuel Company that permitted and developed the large Crow Butte Uranium Mine near Crawford, Nebraska.
“We are excited to have entered into the Joint Venture with such a well qualified team of exploration and development professionals. This Joint Venture represents an excellent opportunity for the discovery of uranium deposits in Wyoming and creating additional value for our shareholders from Canyon’s prior exploration activities,” stated James Hesketh, President and CEO of Canyon Resources.
     This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act or 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward looking statements include, among others, projections of favorable geologic formations, environments and similarities to existing uranium deposits. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the variability of natural geological settings, the volatility of uranium prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and uranium deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com